UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 7, 2010

FIRST SECURITY GROUP, INC.
(Exact name of registrant as specified in its charter)

Tennessee	000-49747	58-2461486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	531 Broad Street, Chattanooga, Tennessee	37402
	(Address of principal executive offices)	(zip code)

(423) 266-2000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in First Security Group’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 29, 2010, the Company’s Audit/Corporate Governance Committee was reduced to two members, independent directors Jackson and Kendall. This caused the Company to be in non-compliance with Nasdaq Marketplace Rule 5605(c)(2)(A) (the “Rule”), which requires that audit committees of listed companies consist of at least three members.

As noted below in Item 5.02, the Company intends to appoint Tim T. Morris to its Audit/Corporate Governance Committee on December 22, 2010, which the Company believes will enable the Company to regain compliance with the Rule.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2010, the Board of Directors of First Security Group, Inc. increased the size of the Board to seven and elected Tim T. Morris and William Charles Hall. to join the Board of First Security Group, Inc. (the “Company”). The Board previously elected Mr. Morris on September 22, 2010 to the Board of FSGBank, N.A., the Company’s wholly-owned subsidiary, and anticipates electing Mr. Hall to the Board of FSGBank, N.A. pending regulatory non-objection..

As upstanding members of the Chattanooga community for decades, Messrs. Morris and Hall have been well known by several of our officers and directors for a number of years.

Mr. Morris’ professional experience includes having served as Chairman of Morris Capital Management, LLC, a private equity fund, since 1990.  Morris Capital Management invests in distressed and non-distressed companies.  Prior to forming Morris Capital Management, Mr. Morris  was a partner with the accounting firm of Deloitte and Touche.  Mr. Morris currently serves on the board of CEC Entertainment, Inc., a New York Stock Exchange-listed company, and previously served on the board of AmSouth Bank of Tennessee, from 1986 to 1990.  Mr. Morris brings extensive financial, industry and accounting experience as well as experience on the board of another publicly traded corporation, all of which the Board believes qualifies him to serve as a director of the Company.

Mr. Hall’s professionally experience includes having served as owner and manager of Town and Country Restaurant in Chattanooga, Tennessee for over 30 years through 2005, as well as experience as a real estate investor.  Mr. Hall is an accomplished businessman, knowledgeable of banking and lending services required by small businesses, and brings a strong understanding of our market area, all of which the Board believes qualifies him to serve as a director of the Company.

Neither Mr. Morris nor Mr. Hall were selected to serve as a director based on any arrangement or understanding between Mr. Morris, Mr. Hall, or any other persons.

Revised Board committee assignments are expected to be made on December 22, 2010.  At this time, it is expected that Mr. Morris will be named to the Company’s Audit/Corporate Governance, Compliance and Loan Committees, and is also expected to be named Chairman of the Company’s Asset Liability Committee (ALCO).  Mr. Hall is expected to be named as a member of the Company’s Compliance, Loan and Trust Committees.  As noted above in Item 3.01, Mr. Morris’s appointment to the Company’s Audit/Corporate Governance Committee will allow the Company to regain compliance with Nasdaq’s audit committee requirements.

In connection with their respective appointments to the Board, Messrs. Morris and Hall will each be entitled to participate in the existing cash and equity compensation programs for the directors of the Company.  With their appointment, each new director will receive a retainer of $11,375 and Mr. Morris will receive a  retainer of $1,750 as Chairman of the Asset Liability Committee.  Like other members of the Board of Directors, each director will be eligible to receive an annual retailer of $19,500 and an annual retainer of up to $5,000 for any committees in which they serve as Chairman.  Annual retainers are paid simultaneous to the Company’s Annual Meeting of Shareholders and are prorated if a new director joins the Board of Directors between Annual Meeting dates.  They will each also be eligible to be paid a $1,000 fee for each Board meeting attended and a $500 fee for each committee meeting attended.  Should a director participate in a Board or committee meeting via teleconference, he will receive 50% of the standard meeting fee  Upon their appointment to the Board of Directors, Messrs. Morris and Hall were each awarded an annual grant of 3,000 stock options under the Company’s 2002 Long-Term Incentive Plan.  Like other members of the Board of Directors, each director will be eligible to receive an annual grant of 5,000 stock options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Security Group, Inc.

Date: December 13, 2010	By:	/s/ William L. Lusk, Jr.
William L. Lusk, Jr.
Chief Financial Officer